Exhibit 4.7
TRANSWITCH CORPORATION
2008 EQUITY INCENTIVE PLAN
NOTICE OF STOCK NON-QUALIFIED OPTION AWARD TO DIRECTOR

Unless otherwise defined herein, the terms defined in the 2008 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Notice of Non-Qualified Stock Option Award to Director and the attached Stock Option Award Terms, which is incorporated herein by reference (together, the “Award Agreement”).

Participant (the“Participant”)
«Name»

Grant
The undersigned Participant has been granted an Option to purchase Common Stock of TranSwitch Corporation (the “Company”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Date of Grant	«Grant_Date»	Total Number of Shares Granted	«Shares_Granted»

Vesting Commencement Date	«Vesting_Date»	Type of Option	☐ Incentive Stock Option

Exercise Price per Share	$«Exercise_Price»		☒ Non-Statutory Stock Option

Total Exercise Price	$«Total_Exercise_Price»	Term/Expiration Date	«Expiration_Date»

Vesting Schedule:

This Option shall be exercisable, in whole or in part, according to the following vesting schedule:

Number of Months (or years) of Service	% of Grant (or # of Shares) Vested

Vesting of this Option shall cease upon termination of the Participant’s relationship with the Company or its Subsidiaries as a director (the “Business Relationship”).

Participant	Company

Signature	By

Print Name	Title

Residence Address

TRANSWITCH CORPORATION
STOCK OPTION
AWARD TERMS

1.
Grant of Option. The Board of Directors of the Company (the “Board”) hereby grants to the Participant named in the Notice of Non-Qualified Stock Option Award to Director (the “Notice”) an option (the “Option”) to purchase the number of Shares set forth in the Notice, at the exercise price per Share set forth in the Notice (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.

This option shall be treated for federal income tax purposes as a Non-Qualified Option (“NSO”) (rather than an incentive stock option).

2.	Exercise of Option.

i.	Right to Exercise. This Option may be exercised during its term in accordance with the Vesting Schedule set out in the Notice and with the applicable provisions of the Plan and this Award Agreement.

ii.
Method of Exercise. This Option shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by payment of the aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Participant on the date on which the Option is exercised with respect to such Shares.

3.
Termination. If the Participant’s Business Relationship with the Company is terminated, other than by reason of the Participant’s death, disability or if the Business Relationship is terminated by the Company for “Cause”, this Option shall terminate on the Term/Expiration Date. If the Business Relationship is terminated by the Company for “Cause”, the Option shall terminate immediately. Upon Participant’s death or disability, this Option may be exercised for six (6) months after the Business Relationship ceases. In no event may Participant exercise this Option after the Term/Expiration Date as provided above.

“Cause” shall mean conduct involving one or more of the following: (i) the substantial and continuing failure of the Participant, after notice thereof, to render services to the Company in accordance with the terms or requirements of the Participant’s Business Relationship with the Company; (ii) disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company; (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company which results in direct or indirect loss, damage or injury to the Company; (v) the unauthorized disclosure of any trade secret or confidential information of the Company; or (vi) the commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to break a contract with the Company.

4.
Lock-Up Period. Participant hereby agrees that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, Participant shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

5.
Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable law.

6.
Non-Transferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant. The terms of the Plan and this Award Agreement shall be binding upon the executors, heirs, successors and assigns of the Participant.

7.
Term of Option. This Option may be exercised only within the Term set out in the Notice which Term may not exceed ten (10) years from the Date of Grant, and may be exercised during such Term only in accordance with the Plan and the terms of this Award Agreement.

8.
United States Tax Consequences. Set forth below is a brief summary as of the date of this Option of some of the United States federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

i.
Exercise of Nonstatutory Stock Option. There may be a regular federal income tax liability upon the exercise of a NSO. The Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If the Participant is an employee or a former employee, the Company will be required to withhold from the Participant's compensation or collect from the Participant and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

ii.
Disposition of Shares. In the case of a Nonstatutory Stock Option, if Shares are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

iii.
Withholding. Pursuant to applicable federal, state, local or foreign laws, the Company may be required to collect income or other taxes on the grant of this Option, the exercise of this Option, the lapse of a restriction placed on this Option or the Shares issued upon exercise of this Option, or at other times. The Company may require, at such time as it considers appropriate, that the Participant pay the Company the amount of any taxes which the Company may determine is required to be withheld or collected, and the Participant shall comply with the requirement or demand of the Company. In its discretion, the Company may withhold Shares to be received upon exercise of this Option or offset against any amount owed by the Company to the Participant, including compensation amounts, if in its sole discretion it deems this to be an appropriate method for withholding or collecting taxes.

9.
Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified (except as provided herein and in the Plan) adversely to the Participant's interest except by means of a writing signed by the Company and Participant. This agreement is governed by the internal substantive laws but not the choice of law rules of the Commonwealth of Massachusetts.

10.
No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING IN THE BUSINESS RELATIONSHIP AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING ENGAGED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE THE BUSINESS RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan or this Option. Participant further agrees to notify the Company upon any change in the residence address indicated on the Notice.

EXHIBIT A

2008 EQUITY INCENTIVE PLAN
EXERCISE NOTICE

TranSwitch Corporation
3 Enterprise Drive
Shelton, CT 06484

Attention: President

1.
Exercise of Option. Effective as of today, ______________, 200__, the undersigned (“Participant”) hereby elects to exercise Participant's option to purchase _________ shares of the Common Stock (the “Shares”) of_________ (the “Company”) under and pursuant to the 2008 Equity Incentive Plan (the “Plan”) and the Award Agreement dated ____________, 200__ (the “Award Agreement”).

2.	Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares, as set forth in the Award Agreement.

3.
Representations of Participant. Participant acknowledges that Participant has received, read and understood the Plan and the Award Agreement and agrees to abide by and be bound by their terms and conditions.

4.
Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Shares shall be issued to the Participant as soon as practicable after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 3(c) of the Plan.

5.
Tax Consultation. Participant understands that Participant may suffer adverse tax consequences as a result of Participant's purchase or disposition of the Shares. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice.

6.
Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, successors and assigns.

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7.
Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or by the Company forthwith to the Board which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board shall be final and binding on all parties.

8.	Governing Law; Severability. This Agreement is governed by the laws of the state of incorporation of the company.

9.
Entire Agreement. The Plan and Award Agreement are incorporated herein by reference. This Agreement, the Plan, the Award Agreement (including all exhibits) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant's interest except by means of a writing signed by the Company and Participant.

[Signatures appear on next page.]

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Submitted by:	Accepted by:

PARTICIPANT	COMPANY

Signature	By

Print Name	Title

Address:	Address:

Type in address

City, State, Zip code

Date Received

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